SHELTON FUNDS 485BPOS

Exhibit 99(h)(7)

FORM OF AMENDMENT #2 TO TRUST ACCOUNTING AGREEMENT

This AMENDMENT #2 (this “Amendment”) is made as of [●], 2026 (the “Effective Date”), by and among SCM Trust, a Massachusetts business trust (“SCM”), Shelton Funds, a Delaware statutory trust (“Shelton Funds” and with SCM, each a “Trust” and collectively, the “Trusts”), and Paralel Technologies LLC, a Delaware limited liability company (“Paralel”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Agreement (defined below).

WHEREAS, SCM and Paralel are parties to that certain Trust Accounting Agreement dated as of August 14, 2025 (as may be amended, the “Agreement”), pursuant to which Paralel provides certain Services to SCM on behalf of its Funds listed on Appendix A thereto;

WHEREAS, Shelton Fund was added as a party to the Agreement pursuant to an Amendment and Joinder Agreement to the Trust Accounting Agreement dated December 8, 2025;

WHEREAS, SCM, Shelton Funds, and Paralel wish to add an additional Fund under the Agreement and for Paralel to provide the Services to such Fund;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the parties agree as follows:

1.	Amendments to Agreement

(a)	Effective as of the Effective Date, the parties agree to amend the Agreement as follows:

i.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with Appendix A attached to this Amendment.

2.	General

(a)	Except as expressly amended, supplemented or otherwise modified by this Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.

(b)	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Colorado, and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, in each case to the same extent and manner as provided in the Agreement with respect to such matters.

(c)	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Signatures delivered by electronic transmission (including in portable document format (PDF) or via electronic signature platform) shall be deemed original signatures for all purposes.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the Effective Date.

Shelton Funds
on behalf of each of its Funds listed on Appendix A hereto

By:
Name:	Steve Rogers
Title:	Chairman and President

SHELTON FUNDS
on behalf of each of its Funds listed on Appendix A hereto

By:
Name:	Steve Rogers
Title:	Chairman and President

PARALEL TECHNOLOGIES LLC

By:
Name:	[●]
Title:	[●]

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Appendix A

Funds

Shelton Funds

1.	Green California Tax-Free Income Fund

2.	Nasdaq-100 Index Fund

3.	S&P 500 Index Fund

4.	S&P MidCap Index Fund

5.	S&P SmallCap Index Fund

6.	Shelton Equity Income Fund

7.	Shelton Sustainable Equity Fund

8.	The United States Treasury Trust

9.	U.S. Government Securities Fund

10.	Shelton Tactical Growth & Income ETF #

SCM Trust

1.	Shelton International Select Equity Fund
2.	Shelton Tactical Credit Fund
3.	Shelton Emerging Markets Fund
4.	ICON Consumer Select Fund
5.	ICON Equity Fund
6.	ICON Equity Income Fund
7.	ICON Flexible Bond Fund
8.	ICON Health and Information Technology Fund
9.	ICON Natural Resources and Infrastructure Fund

10.	ICON Utilities and Income Fund

11.	Shelton Equity Premium Income ETF #

All Fund(s) that are indicated with a # above are referred to herein collectively as the “Shelton ETF Complex.” Fund(s) that are not indicated with a # above are referred to herein collectively as Funds in the “Shelton Mutual Fund Complex.”

Fund(s) in the Shelton Mutual Fund Complex do not receive the services shown under the “ETF Basket Services” heading in Appendix B.